Exhibit 10.68

Walgreens Boots Alliance Long-Term Global Assignment

Relocation Policy

Effective January 1, 2013
And amended April 1, 2015

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Spousal/Partner Career Assistance	19
Effect on Other Compensation and Benefits Plans	19
Destination Services	20
Health and Welfare Benefits	20
Medical Insurance	20
Employee Assistance Program ("EAP")	20
Additional Insurance	21
Leave and Time-Off Benefits	21
Settling-in Time	21
Working Schedule and Public Holidays	21
Home Leave	21
Family Visitation	22
Emergency Leave	22
Evacuation and Safety	22
End of the Assignment	23
Repatriation Process	23
Repayment Agreement	23
Position Within WBA: Post-Assignment	23
Lease Termination	23
Cultural Re-integration Assistance	24
Return Shipment of Household Goods	24
Furniture Allowance	24
Return Travel Expenses	25
Spousal/Partner Career Assistance	25
Rental Home Finding Assistance	25
Medical Examinations	25
Relocation Expenses Allowance	25
Sequential Assignments	25
Conversion to the Permanent International Transfer Policy	25
Termination	26
Involuntary Termination	26
Voluntary Termination	26
Retirement	27
Death on Assignment	27
Automobiles	27
Tax Consequences of Remaining in the Host Country	27
Appendix A - Terminology	28
Appendix B - Shipment and Storage Exclusions	30

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INTRODUCTION

As we expand our business to be the premier global pharmacy-led, health and well-being enterprise, we will be asking some of our team members to live and work on assignment in a "host country," other than their "home country” in a cross-continental relocation.  We have designed this policy to make the assignment experience reasonable for you and your family, understanding that taking on a global assignment can be disruptive to your work and family life.  Our intent is to provide you with assistance throughout the assignment process, including the return to your home country, and to provide compensation and benefits to you so that you will incur neither a financial loss nor gain as a result of the assignment.

A separate document (“WBA Relocation Process”) outlines the selection and management of talent prior to and during assignment. It is important that Talent Acquisition be involved in the talent selection process to insure the best talent is chosen for assignment in advance. It is also key that appropriate talent management processes are followed during an assignment and that alignment with the home country business is maintained.

Another key consideration are the requirements around obtaining a visa and following the immigration requirements while considering and preparing for the assignment. To that end, the “Immigration FAQ” document has been provided and should be fully understood prior to agreeing to an assignment.

This document explains the global assignment policy for team members of Walgreens Boots Alliance and any of its entities (“WBA”) and the associated benefits.  All allowances and costs are shown in $US and will be adjusted to the correct host country currency as required. This policy applies only when the global, cross-continental assignment is being undertaken at the request of WBA (or one of the entities) and is for a period of more than one year and less than five years.  Assignments of less than twelve months ("Short-Term" assignments) and permanent international transfers are covered under separate policies. While assignments are normally 2 to 3 years in length, if you remain in the host country after the fifth anniversary following the effective date of employment at the new work location, you will be expected to convert to the Permanent Transfer Policy.

We would like to make transitioning to your host country location a good experience for you and your family.  Therefore, reasonable and necessary expenses that might be incurred in your move have been addressed.  It is our shared responsibility to communicate openly and honestly and to cooperate with one another to ensure the highest level of motivation, morale, and productivity during the relocation process.  Exceptions to this policy beyond an aggregate $25,000US in cost must be approved by the Global Chief Human Resource Officer and Global Chief Financial Officer. Exceptions that total under $25,000 must be approved by the Vice President of Global Benefits & Mobility.

The statements contained in this policy do not create or constitute a contract, or an implied contract of employment or any other kind of binding agreement between WBA and any team member.  In addition, nothing in this policy constitutes a contract or guarantee of indefinite employment.  Employment at WBA and any of its entities is at will, for no definite term, and is subject to WBA policies, which can be changed from time to time.  As business practices and company needs change, the policies are subject to revision and may be modified or discontinued at WBAs discretion.

This policy is administered by the Global Vice President, Total Rewards and the Global Benefits Governance Committee.  WBA reserves the right to change this policy at any time or to amend it, without notice or obligation to anyone.  Any intentional misrepresentation on the part of a team member who is using this policy will automatically terminate all benefits and WBA has a right to recover any and all expenditures made or intended for that team member.

YOU WILL BE RESPONSIBLE FOR ANY EXPENSE YOU INCUR OUTSIDE THIS POLICY, UNLESS APPROVED IN WRITING BY THE VICE PRESIDENT OF GLOBAL BENEFITS & MOBILITY.

EXECUTIVE SUMMARY

In summary, the following benefits will be provided to you as part of a long-term global assignment:

Initiation Orientation
Upon initiation on a global assignment, you will receive assistance from:  (1) a global assignment counsellor; and (2) a tax consultant.  Assistance will be provided once you complete all necessary paperwork.  WBA and the sponsoring entity will pay for the cost of these services, directly to the vendor.

Immigration
WBA and the sponsoring entity will assist you to obtain the appropriate and required authority to work in the host country.  Please be aware that jurisdictional administrative processes may influence the formal date for initiation of the assignment.

Cultural Orientation
Through a WBA designated service provider, you and your dependents will participate in cultural orientation and language instruction programs to understand local customs and culture associated with the host country.

Pre-Assignment Trip
WBA and the sponsoring entity will provide one trip to the host country for you and your spouse/partner to assess housing and education options prior to beginning the assignment. This may be combined with the Homefinding Trip, below. Totaling two visits as part of pre-relocation support.

Homefinding Trip
WBA and the sponsoring entity will provide one trip to the host country for you and your spouse/partner to procure host country housing and schooling. This may be combined with the Pre-Assignment Trip, above. Totaling two visits as part of pre-relocation support.

Base Salary
Your base salary will remain the same as it was in the home country and you will be eligible for annual merit increases just as you were in the home country.  Salary will continue to be paid in home country currency and through home country payroll.

Incentive Bonus	Bonus eligibility and program will be the same as in the home country.
Equity Awards
You will receive equity awards under the same programs as you were in the home country, unless there are adverse tax consequences for receiving stock awards in the host country.  If this occurs, a suitable financial equivalent will be awarded.

Cost of Living Allowance (COLA)
You may receive a monthly COLA based on the difference between the costs of goods and services in the home country versus the host country.  This will be added to your normal paycheck and will be grossed-up to cover the additional tax liability.

Host Country Housing and Utilities Allowance
You may receive a housing and utilities allowance based on the housing arrangement in the host country, accounting for the difference in housing cost between the home and host countries.  This allowance will be grossed-up to cover the additional tax liability.

Major Appliances	You may receive reimbursement of up to $10,000 USD to pay for the cost of major appliances needed in the host location and will be grossed-up to cover the additional tax liability.
Tax Assistance
WBA and the sponsoring entity will assign a tax consultant to help you with the tax implications of a global assignment.  This includes preparing annual federal and state tax returns for both the home and host countries for every year you are on assignment.  In addition, we will pay the additional tax liability associated with the global assignment, incremental to what you would have paid in the home country on your work related income received.

Disturbance Allowance
WBA and the sponsoring entity will provide an allowance of 5% of pay –up to  $10,000 (wage and destination based) USD to pay for expenses you will incur for moving to the host country and to cover personal miscellaneous items not already covered by the program.  This allowance will be remitted in a lump-sum, both upon initiation and then again upon completion of your assignment at repatriation, and will be grossed-up to cover the additional tax liability.

Home Location Housing	WBA and the sponsoring entity will provide assistance with home property management, or rental property lease cancelation based on your home country residence status and length of assignment.
Shipment of Household Goods
WBA and the sponsoring entity will provide surface shipment for your household goods at both the beginning of the assignment and then again upon completion of the assignment if the host country home does not come furnished and/or leasing furniture in this host country is prohibitive

Furniture Allowance	If furnished host location housing is unavailable, you may be eligible to receive a furniture allowance to rent furniture in the host location in lieu of the surface shipment of your household goods.
Transportation
WBA and the sponsoring entity assumes you will dispose of your personal automobile(s) at both the beginning and end of the assignment.  Lease cancellation assistance may be provided if applicable.  While on assignment, you may receive a monthly transportation allowance to assist with the cost of leasing, gas, maintenance, etc., based on the difference between home and host countries.  This will be added to your normal paycheck and will be grossed-up to cover the additional tax liability.

Dependent Education
Education of accompanying children is an important part of the relocation process. To that end, WBA and the sponsoring entity will provide you with assistance in locating appropriate schooling for your minor dependents attending the equivalent of kindergarten through to the last year of secondary school.  Although it is encouraged to use public schools in the host location we recognize that there will be situations where private education is the most viable option. In these circumstances we will pay the tuition at a reasonably-priced private school.

Spousal Assistance
WBA and the sponsoring entity will provide a reimbursement of up to $5,000 USD or 100 hours to further your spouse/partner's personal development, seek employment or secure work permits in the host country and upon returning to the home country.  This allowance will be grossed-up to cover the additional tax liability.

Destination Services	WBA and the sponsoring entity will provide destination services to assist you with settling into the host country environment and complying with local requirements.
Healthcare Benefits	We will arrange for separate coverage through our global insurance arrangement at no cost to you and your family located with you.
Paid Time Off
You will have five paid days off to settle into host country housing.  Annual paid time off will be in accordance with WBA’s policies and procedures in the home country.  Public holidays will be subject to host country practice.

Home Leave
Assignees and accompanying dependents are eligible for two annual home leave trips to travel to the home country by a calculated allowance or direct reimbursement.  This allowance will be calculated based upon WBA and the sponsoring entity’s travel policy.  Absence from work during this leave is to be counted as paid time off.

Family Visitation Allowance
Your spouse/partner and/or minor children will be provided with a reimbursement allowance to cover two trips to the host country per year, in accordance with WBA and the sponsoring entity’s travel policy, who do not relocate to the host country with you. The allowance may also be used to cover visitation to the host country from family members. The allowance is not paid out if it is not fully used.

Repatriation
When the global assignment ends, WBA and the sponsoring entity will assist with the transition back to the home country or to a new global assignment.  This includes return travel, continued tax assistance, relocation allowance, and air shipment of personal belongings.

ELIGIBILITY

This policy applies to permanent members (based on immigration requirements) who are transferred from their home country to another cross-continent country at the request of WBA or one of its entities and are expected to remain in the host country from one to five years.  Any other type of assignment is covered under separate policies.
Where citizens or nationals of one country are hired by a WBA in another country, the country where the team member is hired/currently working is considered the home country for purposes of this policy.  Also, you are not eligible for this policy if you are a:

•	Team member who voluntarily requests a transfer, and/or
•	Team member with a recent performance rating below 3.0 ("Achieves Expectations") or equivalent in your area

All global assignments must be approved by supporting Vice Presidents from both the Home and Host countries before any offer or commitment concerning a global assignment is made.  All global assignments must be reported to the Vice President of Global Benefits & Mobility for WBA. All assignments and assignment letters for Senior Vice President or above roles (Officer roles) must be approved by the Vice President Global Benefits & Mobility as well as the Vice President of Executive Compensation. Applications for exception will be heard by the Global Chief Human Resources Officer.

The selection process will be a key part of the process in insuring the right talent is selected for any cross-continental assignment.  Components of the selection process will be outlined are outlined in the Global Mobility Process document.

Please Note:  Eligibility for assignment is subject to medical clearances, foreign government entry documents or visas, and the acceptance of the terms and conditions outlined in your Letter of Assignment (see section entitled "Review of Terms and Conditions of Assignment").

With respect to the relocation benefits described herein, only one team member per household is eligible for relocation benefits, even if another member of your household is employed by WBA.  Relocation benefits will only be authorized for one team member.

Orientation

Accepting a global assignment may be one of the most important decisions you make during your career at WBA.  WBA will provide assistance with all aspects of this decision and transition.

An important part of your global assignment will be the process for you and your family to move to/from the host country.  WBA has selected global vendors such as Brookfield Global Relocation Services ("Brookfield") and Ernst & Young ("EY") to provide quality services associated with the assignment.

The relocation process will begin with the designation of a global assignment counselor.  Your global assignment counselor is an individual, from Brookfield, who is accountable for assisting you with all the details associated with living and working in the host country.  Your global assignment counsellor will contact you within 24 business hours of initiating your global assignment.

Throughout this process, Brookfield will act as WBA’s agent.  Therefore, it is critical that you provide to WBA any feedback concerning your experience with this vendor to assess and continue to provide high service levels.

Pre-Assignment Consultation

You and your spouse/partner (when applicable) will receive an introductory briefing from our designated global assignment counsellor.  This orientation is designed to ensure you have a full understanding of WBA’s policy, the support that will be offered, as well as an opportunity to discuss any unique circumstances that may exist which require special handling.

IMPORTANT:  You should not take any action toward the assignment, including, but not limited to, booking travel, reserving accommodations, shipping goods, etc., until after this consultation has taken place.

Immigration and Travel Documents

A valid passport is required to apply for a business visa or work permit in the host country.  The nature of your assignment, as well as the length of the assignment, determines the type of visa that may be required.  Some countries require work permits, which can delay entry for noncitizens.

Immigration can be a lengthy process.  WBA will coordinate arrangements with an immigration legal representative who will work with you and your family to secure the appropriate immigration documentation for your assignment.  Eligibility for a long-term assignment is contingent upon the team member's successful compliance with passport and/or entry visa and work permit requirements in the host country.   In some host countries it is a criminal offense to have an unauthorized worker in country without the necessary documentation.

IMPORTANT:  You are not permitted to move to the host country and begin the assignment until you have obtained all necessary visas and work permits.  Should the host country border agents refuse to grant leave to enter/remain in line with your visa application, then WBA will have no choice but to withdraw its offer of assignment.  Please be aware that jurisdictional administrative processes may influence the formal date for initiation of the assignment.

Your accompanying spouse/partner and dependents also will receive assistance from WBA in order to obtain the appropriate documentation.  You will be compensated for any directly related fees for obtaining the passports, work and/or residence permits, and visa documents.

Immunizations and Physical Examinations

The availability of medical care in the host country may differ from the medical facilities available in the home country, and you may also be subject to considerable differences in climatic and living conditions.  Any medical issues that may be associated with the assignment should be addressed in advance.  Therefore, you are strongly encouraged to undergo a medical consultation and/or examination before the assignment.  This will afford you an opportunity to be informed of necessary precautions and receive any recommended immunizations/inoculations.  You may incur expenses (if not covered by insurance) for legally required examinations and immunizations/inoculations for you and your family.  We will coordinate the payment and delivery of these services.

Review of Terms and Conditions of Assignment

Prior to accepting a global assignment, you will be provided with the following information to become familiar with WBA mobility policies and compensation programs:

1.	Global Assignment Policy outlining general information and specific details of how WBA will support you on assignment. Affirmation that this policy has been read will be included in your assignment letter.
2.	Letter of Assignment outlining specific job responsibilities and explaining the method of compensation. You must return a signed copy of the WBA Letter of Assignment, acknowledging that you understand and agree with terms and conditions of the assignment.
3.	Repayment Agreement outlining the terms and conditions if you voluntarily or involuntarily leave the company while on assignment and upon repatriation.
4.	Assignment Initiation Packet from Brookfield Relocation Services.

Tax Briefing

You also should be familiar with WBA’s tax assistance program and how it applies to you.  Expenses such as housing, the cost of goods and services, and host country income taxes may be "tax assisted."  This is based on the principle thatshould only be taxed at a level equivalent to the tax you would pay in your home country on your home country ‘stay-at-home’ package, i.e. additional assignment specific allowances / benefits will not be factored into this calculation. . This is often termed as “tax equalization”.

WBA will arrange for you to meet with an international tax consultant to review the tax assistance program and to discuss tax-effective planning in relation to your global assignment and your related WBA compensation. Personal taxation issues and planning are not included in this service.  Although the impact of tax assistance on your personal income will be covered, please note that this meeting will not be a financial planning session.

The briefing will review the pre-assignment tax status and tax reporting arrangements in the home country, as well as the tax regulations and reporting requirements in the home and host country during the assignment.  You will also be briefed on the company's procedures for tax payments.

Cultural Orientation Program

To help you better understand local customs and policies associated with the assignment location, if available, you and your family will be eligible to attend a cultural orientation program.  You and accompanying family members will participate in cultural training through a WBA’s designated service provider, Brookfield Relocation Services.   A specialist will conduct a needs analysis and work with you to tailor the level of training to your needs.

The types of assistance that may be provided include an introduction and understanding of:

•	The country, its politics, and its history
•	The cultures, customs, and etiquette of the country
•	The impact of the culture's customs and values on work and social life
•	Preparing to work with new colleagues in the host location
•	How to adapt and deal with cultural differences

Language Instruction

Considering the importance of local language competence in attaining desired business results, language instruction may be necessary as part of your assignment.  WBA encourages starting instruction prior to the assignment to assist with the settling-in process.  Based on the location, length, and objective of the assignment, WBA will identify the language training best suited for you to make the transition to the host country.

Language instruction will be provided to you and your accompanying spouse by a WBA-designated vendor.  As stated above, the length of the training will vary depending upon the location, length, and objective of the assignment and may be for up to 100 hours in total for you and your spouse.  Additional hours of instruction are available at your own expense.

Dependents

For purposes of determining eligibility for the relocation provisions of this policy, and for such expatriate benefits as home leave, host country services, etc., a dependent is (unless otherwise defined):

•	Spouse/domestic partner
•	Unmarried children under age 21 for whom the expatriate has legal custody or guardianship and who are dependent upon the expatriate for financial support (or, if full‑time undergraduate students, under age 26 (U.S.) or as appropriate in the home country), including:

o	Legally adopted children or children in the process of legal adoption and who are living with the team member;
o	Disabled family members dependent on you;
o	Children from a former marriage;
o	Stepchildren living with you.

Domestic Partner Relationship

A domestic partner as defined in WBA’s benefits policy may accompany you only when the domestic partner relationship is not in conflict with immigration or other regulations in the host country.

Spouse/Partner is also an Assignee

If both you and your spouse/partner are on global assignments for WBA in the same location, your spouse/partner's assignment-related benefits will be adjusted to ensure your spouse/partner does not receive duplicate benefits.

Family Size Changes

If your family size changes during the assignment (either an increase due to marriage, birth or adoption, or a decrease due to divorce/separation, or a child ceasing to be a dependent or ceasing to reside at the host country with you), all benefits calculated on family size will be updated accordingly. Global Mobility will need to be notified within 10 days of such a change.

In the event of a family death while on assignment we will provide you with support and the time you need to address the loss in line with your home country bereavement policy.  If it results in an early termination of your assignment, we will remove any liability you may have as a result of that decision.

If you marry during an assignment, or you acquire other new dependent(s) (by birth or adoption, for example), your new dependents will receive, at WBA discretion, transportation to the host location and additional shipment of goods.

Pre-Assignment Trip

To help you assess housing alternatives, WBA will provide one trip to the host country for you and your spouse/partner to visit the host location and begin the process of home search and, if applicable, school selection for children.  The trip should not exceed five days, excluding transit time.

You will be reimbursed for expenses (including airfare, lodging, transportation, and meals) in accordance with WBA’s business travel policy.  Dependent children, and/or other family members may accompany you on this trip, and you may utilize company travel resources to book the itinerary.  However, you must reimburse the company for the airfare cost only of the dependents and/or other family members.  Reasonable daycare in home country for dependent children will be reimbursed.  Daycare provided by family members will not be reimbursed.

Homefinding Trip

WBA will provide one trip to the host country for you and your spouse/partner to visit the host location to procure host location housing and, if applicable, final school selection for children.  The trip should not exceed five days, excluding transit time.

You will be reimbursed for expenses (including airfare, lodging, transportation, and meals) in accordance with WBA’s business travel policy.  Dependent children, and/or other family members may accompany you on this trip, and you may utilize company travel resources to book the itinerary.  However, you must reimburse the company for the airfare cost only of the dependents and/or other family members.  Reasonable daycare in home country for dependent children will be reimbursed.  Daycare provided by family members will not be reimbursed.

ASSIGNMENT COMPENSATION AND ALLOWANCES

WBA uses a "balance sheet" approach in the form of a cost projection to ensure that you do not substantially gain or lose purchasing power as a result of the international assignment.  Under this approach, your compensation and living expenses are calculated using a statistical norm, which compares a comprehensive "market basket" at your home country work location to the host country work location.

Expenses such as housing, the cost of goods and services, and income taxes are normalized to ensure that, in principle, your out-of-pocket net income is approximately the same amount had you remained in the home country.

This methodology helps to ensure you are not financially disadvantaged due to the change in living costs you may experience in the host country.  To achieve this, WBA protects your home country salary against host country living costs through adjustments, allowances, and expense reimbursement provisions.

WBA reserves the right to deliver various elements of global assignment compensation, adjustments, and/or reimbursements in the most tax efficient manner, pursuant to the laws and regulations of each country.  Where the global assignment policy and other WBA-provided benefits have inconsistent applications, the assignment policy and local law will determine the final benefit provided to you.

All benefits are provided for you as stated throughout this policy and as detailed in the Letter of Assignment, unless a conflict with host country laws and/or practices requires WBA to alter such benefit accordingly.

Salary

Your base salary is determined according to the home country compensation policies and guidelines and denominated in the home country currency.  It is therefore expected that while on assignment, your base salary will not change other than for typical merit and promotional increases.  There should not be an immediate expectation that this assignment qualifies you for a promotion or salary increase.  Your eligibility for these types of recognition remains subject to the standard company processes and practices.  Merit and promotional increases for expatriate team members are reviewed and awarded according to normal home country practice for all team members and will be based on the performance of agreed upon goals with the host country assignment..

Incentive Programs and Awards

Eligibility requirements and procedures for the various incentive programs will be the same as for other home country team members and you will rated on your performance based on the duties in the host country.  In addition, you will continue to be eligible for equity awards, where legally acceptable.  In certain countries, tax laws may prohibit you from exercising your stock options in a regular manner.  While on a global assignment, you are expected to contact your WBA’s appointed tax advisor a minimum of two weeks before you exercise any stock options to determine the consequences of exercising options while in the host country.

Cost of Living Allowance (COLA)

A Cost of Living Allowance (COLA) may be provided to ensure that you have the equivalent purchasing power of goods and services in the host country as in the home country.  This allowance covers the differences in all living costs except housing, automobile, taxes, and education, which are addressed separately in this policy up to a salary amount of $250,000 US.  Eligibility for the COLA begins the day you move into permanent living quarters in the assignment location.  Payment of the allowance will cease when you vacate your host country residence to assume a new global or domestic assignment.

WBA’s designated service provider will determine the data necessary to calculate the difference in the cost of a comparable market basket of goods and services between the home and host locations.  You are responsible for the portion of costs that would have been used to purchase those goods and services in the home country.  WBA will then provide an adjustment/allowance which represents the difference for goods and services between the host location and the home location, and is remitted to you on a monthly basis.  The provider continuously monitors exchange rates and issues regular COLA updates to WBA.  The host country allowance will be reviewed every six (6) months and upon changes in your home country base salary.  The allowance will be adjusted, either upward or downward, to reflect changes in the economic tables.  In addition, the host country adjustment is reviewed when any of the following events occur:

•	Change in base salary
•	Change in tax tables
•	Unusual economic circumstances
•	Change in number of dependents in the host country

Differentials between home and host countries will vary by salary, family size, and work location.  Therefore, it is unlikely that team members in the same assignment location will receive identical COLA.

Host Location Housing and Utilities Allowance

A host location housing allowance is calculated to offset the differential between housing and utilities costs in the home and host locations.  The allowance is calculated by our service provider for consistency after obtaining validated information on the home country costs.The allowance is designed to help you with the expense of housing and utilities in the host country that would be reasonably expected for a person with your base salary level and family size.  It is not the intent of the company to replicate home country housing, or a particular standard or lifestyle. A housing norm may be deducted from the Balance Sheet when your home country home is leased or sold (not encouraged) or when you break your home country lease. This is used to offset any advantage that might be there by not having home country home costs.

The allowance reflects standard housing and utilities costs in the assignment location.  Local real estate professionals identify appropriate living communities for expatriates based on safety and convenience.  Housing differentials based on salary and family size are established by a WBA designated data provider from actual cost surveys in these communities.  The provider updates housing adjustments regularly to accommodate changes in market prices.

If you choose to exceed the housing guideline and/or allowance provided to you, the excess spending is your responsibility.  Alternatively, if you do not spend the entire amount of the housing allowance as set by the provider research, the difference is yours to retain.

In certain countries it is more tax effective for WBA to pay housing costs directly to the landlord than it may be to provide a housing adjustment to you.  In those cases, the lease will be in WBA’s name and WBA will pay the rent directly to the landlord.  This provision will be offset by the cost of housing in the home country that a person of your income and family size would be reasonably expected to spend.

WBA will pay the cost of any required finder's fees, tax stamps, and security deposit, as well as any other normal and reasonable costs related to the lease agreement.  WBA also will pay for residence insurance and for specific maintenance charges included in the monthly lease fee agreement.  Prior to signing any lease, you must contact your global assignment counselor.  To the extent there are incremental costs due to your choice of a home that exceeds the guidelines and/or allowance, WBA will expect you to cover the incremental costs from your personal income except as described in the Tax Section of this policy.

The housing allowance is reviewed from time to time, or in conjunction with the renewal of your lease.  This adjustment will be adjusted either upward or downward to reflect changes in the economic tables.

If you consider moving host country residences, please see Lease Termination located under Repatriation Process included in this policy.

Due to the legal, tax, and currency fluctuation implications, you are discouraged from a new home purchase in the host country.  If at any time during your global assignment you decide to purchase a home in a foreign location, WBA will not provide you with a secondary housing and utilities adjustment or financial assistance of any kind for this purchase.  You will be fully responsible for any adverse tax implication you may experience as a result of purchasing a home in a foreign location.

Major Appliances

WBA will reimburse up to a maximum of $10,000 USD, to be submitted on an expense report with related receipts in the host location, for the purchase of the following major appliances when such appliances are not provided in rental accommodations in the host location and shipping from the home location is not appropriate:

•	Cooking Range
•	Washer
•	Dryer
•	Microwave
•	Television
•	Refrigerator
•	Freezer
•	Dishwasher

Major appliances are defined as appliances that require installation.  Any other appliances are considered "small" and are assumed to be covered by the Relocation Allowance.

Upon completion of the assignment, you may sell these items and keep any proceeds you may receive.

This benefit will be grossed‑up to offset the additional tax liability caused by the allowance.

Tax Assistance

WBA recognizes that the actual income and social taxes while on a global assignment are different from what they would have been in the home country.  This is because:

1.	You may be subject to income tax in the host country, home country, or both. This depends on the applicable home/host country tax laws, the length of your assignment, and income tax treaties, etc.
2.	In addition to your regular taxable income (e.g., base salary, bonus, etc.), supplemental adjustments that you may receive are also generally taxable in one or both of the countries involved.
3.	Personal Income that may become exposed to host country taxation will be remunerated up to $100,000US (including gross up amount) as long as you;
a.	Are not or do not become a Section 16 Officer of the Company; and
b.	Can demonstrate that your assignment will produce sufficient Return on Investment to the Company to cover the additional cost (to be determined by you and your manage).

To eliminate concerns over these complications, WBA has formalized a full tax assistance policy that covers your WBA-based income earned while you are on assignment.  The objective of this policy is to neutralize the tax effect this assignment may have on you, so that in principle your net tax obligation iscalculated by reference to your regular ‘stay-at-home’ compensation and should therefore remain relatively unchanged. .  The income covered by the tax assistance policy is strictly limited to the income you earn as a WBA team member, and excludes income earned by your spouse or dependents in the home or host country.

WBA will arrange for you to meet with an international tax consultant to review the tax assistance program and to discuss tax-effective planning in relation to your international assignment.  You will be provided with one in-person or telephonic meeting while still in your home country to discuss home country tax implications and one meeting once you arrive in your host country to discuss host country tax implications.  As part of these meetings:

•	The tax consultant will calculate a hypothetical tax liability based on your estimated covered compensation plus any estimated personal income or loss.
•	This hypothetical tax liability represents approximately the amount of income tax that you would have experienced had you remained in your home country, and it will be deducted from your salary each pay period. The hypothetical tax anmount will represent your contribution to the global tax liability arising on your WBA income.
•	Each year, after your personal income tax is prepared, the tax consultant will do a final income tax liability calculation based on actual covered compensation plus personal income or loss to ensure that the hypothetical tax collected from you during the year was correct. Any adjustments will be collected from you / paid back to you at this point.
•	WBA will be responsible for the actual taxes that arise on your WBA income globally. . However, you will also be responsible for any income and social security tax related to income earned by your spouse or dependents in the home and host countries.
•	You also will be responsible to pay any fees, penalties, or interest incurred in the preparation of your tax return which may result in processing delays caused by your untimely actions. This includes fees and other expenses associated with an extension you may request.

If you have dual citizenship or another situation in which you have a tax obligation to more than two jurisdictions, then WBA will review the application of the tax equalization policy on a case‑by‑case basis.  Also, if you receive a social stipend in your host country, then you will be required to return that to the company as part of the tax equalization process.

Tax Return Preparation

To help you understand the tax assistance policy, as well as to help you meet all filing and reporting requirements during your global assignment, WBA has retained at company expense an international tax consultant for the following services:

•	Preparation of your home country and host country tax returns during your assignment, until you no longer have employment related tax liability in your host country; and
•	Assistance with tax authority examination (including routine inquiries and correspondence) of such returns to the extent such examination relates to company-paid income or reimbursed expenses.
•	Application for rebates in countries where this is available and appropriate. Any rebate is to be provided to WBA global mobility as soon as it is received.

Although WBA provides you with such assistance, you are responsible for complying with all home/host country filing requirements in a timely manner.  All information disclosed by you to the consulting firm will be treated confidentially.

Tax return preparation may also be provided for additional year(s) deemed necessary by WBA.  The company reserves the right to continue providing tax preparation services to you beyond your assignment date based on the company's ability to recover tax attributes in the affected countries.

Mobility Premium

The mobility premium is paid in certain assignment locations where an entity needs to be established and little support has been built into current operations in the host country.  The mobility premium, if applicable, is 10% of the base salary, rounded up to the nearest $1,000. The mobility premium must be separately approved by the Chief Human Resources Officer, and will be consistently applied only when necessary to achieve the business objectives of the assignment.

Hardship Premium

The hardship premium is paid in certain assignment locations, to recognize the difficult living, working, climatic conditions and physical hardships you may experience while on assignment.  The allowance is established by WBA designated data provider from actual cost surveys in these communities.  The provider updates adjustments periodically due to changing world conditions and competitive developments.

Repayment Agreement

We consider the team members that we relocate to be valuable assets to WBA.  As an indication of your understanding of the relocation program, you are required to sign an agreement to repay certain relocation allowances, costs, and reimbursements should you voluntarily or involuntarily (except in the event of a permanent reduction in force or job elimination or as deemed by the Company) leave your employment within a specific time period after your assignment begins.  Regardless of the circumstances of your termination, WBA will pay for reasonable expenses incurred for your return to the home country (inclusive of your dependents and household goods), but not to a secondary location.  WBA will provide you with the Repayment Agreement, which you must sign and return as soon as you have agreed to relocate.  Funds associated with this assignment policy will not be disbursed to you until the Repayment Agreement has been signed and is on file.

Retention of any payments made under the relocation program is expressly conditioned on your continued employment with WBA.  It is understood that nothing in this policy guarantees that WBA will employ you for any specified period of time.

Relocation Expenses Allowance

After signing your Repayment Agreement, you will receive a lump sum allowance in the amount of 1/12th of your salary at a minimum of $5,000 but not to exceed $10,000 USD  designed to cover normal and customary relocation expenses.  The lump sum is designed to reduce record-keeping requirements for your expenses, simplify administrative processes, and provide you with the maximum flexibility to manage your own cash flow during your relocation.  If your actual expenses are less than the lump sum, you may retain the unused portion.  Conversely, if your expenses exceed the lump sum, you will be responsible for these costs.  No receipts are required to obtain this allowance.

The allowance will be grossed‑up for the additional tax liability and is expected to cover such items as (but not limited to):

•	Automobile/operator registrations and licensing
•	Banking fees/charges for currency exchange
•	Mail Forwarding
•	Personal insurance
•	Plumbing and electrical modifications
•	Small appliances
•	Special clothing needs due to change in climate
•	Television/media connections
•	Tips and gratuities
•	Transformers and electrical adapters
•	Towels (kitchen and/or bathroom)
•	Pillows and linens
•	Duvets, comforters, mattress coverings
•	Small rugs
•	House cleaning
•	Immunization and physical exam copays
•	Loss of membership penalties
•	Laundry and waste baskets
•	Small kitchen appliances (coffee maker, toaster, etc.)
•	Cookware, dinnerware, drinkware
•	Window treatments (curtains, drapes, etc.)
•	General bathroom accessories
•	Small personal appliances (shaver, blow dryer, clocks, alarms, fans, etc.)
•	Garden/yard tools and equipment (hose, rakes, cooking grill, lighting, etc.)
•	Floor or table lamps
•	Pet transportation

You also have the option of shipping some of the above-named items in your air shipment.

Home Location Housing

Homeowner

For purposes of this policy, an owned primary residence is defined as:

1.	Was occupied by you and your family, or was being purchased, in the home location prior to the assignment;
2.	Is within normal commuting distance from the home office location; and
3.	Is a year round home (i.e., not a vacation property).

Homesale

We encourage the retention of your home country home for ease of repatriation.  If you decide to sell your home careful consideration should be given to the financial and tax implications of selling your primary residence.  WBA will not reimburse capital gains tax levied on the sale of residential real estate, duplicate housing payments, or reimbursement of any other expenses related to owning two houses at one time.

Retaining Your Home

WBA will provide property management services to ensure that your home is properly maintained in your absence.  WBA covers the following services by a WBA-authorized property management service provider:

•	Quarterly home inspections
•	Tenant move-in and move-out inspection
•	Rented home management: screen potential tenants for owner approval, negotiate and prepare lease for owner to execute, collect rent, collect and disperse all security monies in accordance with state/county law on owner's behalf and with owner's direct instruction
•	Repair and maintenance services coordination
•	Customized insurance program (rates paid by the homeowner)
•	Financial management
•	Vacancy insurance (rates paid by WBA)

If you do not lease your primary residence, WBA will pay applicable property management fees for services unique to this situation.

Beyond securing the services of property management, and paying the vendor, WBA assumes no liability for your home during the assignment.  All homeowner obligations remain your responsibility in their entirety, including, but not limited to, all costs of maintenance, repairs, insurance, and payment of state and federal taxes which may become due.

Renter

If you must break your lease in your home country location as a result of accepting a global assignment, you will be reimbursed for fees or rental loss charges levied by the landlord, for the remainder of the lease.

Costs of Moving to Host Location

There are many expenses associated with moving to your host location.  WBA will provide payment or reimbursement of reasonable expenses associated with your move, such as the benefits described below.

Temporary Living

You may be eligible for up to a maximum of 30 days of temporary living in the host location in the event your household goods have not arrived in the host location concurrent to your assignment start date.

WBA will reimburse for expenses (including lodging and meals) in accordance with WBA’s business travel policy for you and any accompanying dependents.

Furniture Allowance

WBA assumes that you will procure furnished housing in the host location where available.  If furnished is unavailable and you procure a property that is unfurnished, WBA understands that shipping your furniture to the host location may not be feasible.  Circumstantially, if you do not ship your own furniture via surface shipment (as outlined in the belowsection Shipment of Household Goods), WBA will provide a furniture allowance for you to rent furniture in the host location.  Brookfield will coordinate furniture rental services on your behalf with a local supplier.

The furniture allowance will be calculated at 20% of your total recommended assignment location host housing allowance (see Host Location Housing and Utilities Allowance outlined in this policy).

Standard household furnishings include, but are not limited to:

Living Room	Bedroom(s)
Coffee table	Bed frame and mattress
TV cupboard	Night stand(s) and lamps
Sofas	Mirror
Lamps	Drawer chest
Large wardrobe
Ceiling lamp

Dining Room
Sideboard with mirror
Dining room table & Chairs

Home Office
Desk, Chair, & Bookshelf
Chairs

Items not considered standard household furnishings are your responsibility, however, the Relocation Expenses Allowance included in this policy is designed for this purpose.

The furniture allowance will replace the need for surface shipment of your household goods.  Therefore, if you receive a furniture allowance, WBA will not cover surface shipment costs to the host country upon expatriation nor back to the home country upon repatriation.

Upon completion of the assignment, you may keep any proceeds from the sale of items you may receive, if applicable. If you rent furniture, any proceeds need to be returned to the company.

This benefit will be grossed‑up for the additional tax liability.

Shipment of Household Goods

WBA will only pay for shipping your household goods from/to the home country to/from the host country when a furnished or (easily furnished locally) home option is not feasible.  In this case, the most effective method of shipment will be used from the home country to the host country.  Covered expenses include the cost of packing, shipping, standard import or customs fees, and unpacking the household goods.  Weight and volume limits for shipments are outlined below.  Both the collection (in the home country) and delivery (in the host country) of goods is limited to one location (your principal residence).

	Assignee Only	Accompanied Assignee* (Assignee and one dependent)
Air Shipment	D Container, approximately 62 cubic feet gross (typically holds 300-400 lbs.)	LDN Container, approximately 95 cubic feet gross (typically holds 400-500 lbs.)
Surface Shipment **	20 foot / 3 meter container (Typically holds 6,000-7,000 lbs. or equivalent to a 2‑3 bedroom apartment)	40 foot container (Typically holds 14,000-16,000 lbs. or equivalent to a 3‑4 bedroom home)
  *For each additional dependent, shipment is increased by 150 lbs., subject to space limits within appropriate containers
**Where movement is possible by truck as an overland move, no air shipments will be made, and additional surface shipment will be permitted to include the volume of the air-shipment not utilized.

A list of excludable items that applies to all types of shipping and insurance is detailed in Appendix B.

Basic Shipment of Family items (When leasing furnishings in the host country) – Air only:

	Assignee Only	Accompanied Assignee* (Assignee and one dependent)
Air Shipment	D Container, approximately 62 cubic feet gross (typically holds 300-400 lbs.)	LDN Container, approximately 95 cubic feet gross (typically holds 400-500 lbs.)
   *For each additional dependent, shipment is increased by 150 lbs., subject to space limits within appropriate containers
**Where movement is possible by truck as an overland move, no air shipments will be made, and additional surface shipment will be permitted to include the volume of the air-shipment not utilized.

When you repatriate, you will be responsible for any import duty payable on goods purchased during the assignment, as well as any shipment costs for items outside of the limits outlined above, however, the Relocation Expense Allowance included in this policy is designed for this purpose.

Insurance

You are required to prepare inventories of those goods shipped and of those stored, including replacement values and full item descriptions.  WBA provides moving insurance based on estimated replacement values of goods.  WBA assumes no direct liability for the damage of goods during shipment or storage.

Household Pets

Domestic pets are defined as those normally found living in a house with the family members, such as dogs and cats.  Costs (for example, pet carriers, kenneling, customs, quarantine, licenses, and required health immunizations) will be reimbursed for up to two (2) pets up to $2,500 per pet.  Any expenses above this amount are to be covered by you. The Relocation Allowance is provided for these purposes.

You are responsible for making any arrangements regarding the shipment of pets and must take full responsibility for the safe arrival of the pets.  Note: your designated assignment counselor can help you become educated on the costs, customs, importation and quarantine restrictions, and requirements for bringing animals into the host country and for returning animals to your home country and will provide you with a resource to coordinate the various components of your pets’ move.

Automobiles

WBA assumes and encourages that team members who are bound for international transfers will dispose of, and not ship their personal automobiles.  This policy does not cover all other vehicles including recreational vehicles, motorcycles, etc.  For most locations, WBA reimburses neither for shipping an automobile to the transfer location nor for storing an automobile at home.

When you sell your personal automobiles, WBA will reimburse up to $5,000 US per vehicle (one if single and up to two if married) to cover any losses.

Shipment of any vehicle to a host country is discouraged and not covered under this policy.

Vehicle Lease Cancellation

If you are leasing a vehicle at the time of the assignment and the lease contains a cancellation clause, you will be reimbursed for actual lease cancellation fees up to a maximum of $5,000 USD from the time the dealership is notified that you are relocating.  You are encouraged to cancel any leases you may have.

The following must be supplied to receive lease cancellation reimbursement:

•	Your canceled check in payment of any cancellation charge
•	Your lease
•	A legal document from the dealership releasing you from all lease obligations, including cancellation charges

Host Country Transportation

Depending on the host country's local practices and requirements, WBA may cover transportation costs (grossed‑up for the additional tax liability) in the host country in one of the following ways:

•	Pay a transportation differential to recognize any additional costs needed to lease*/own and operate (i.e., gas and maintenance) a personal automobile in the host country.
•	The provision of a company car for use in the host country. If provided the secondee is expected to comply with host country and company rules and policies regarding the use of a company car.
•	In hardship locations, WBA may provide a car with a driver if it is local custom or warranted based on security concerns (limited to one car with driver).

*It is assumed that you will not sign a lease for any length of time that exceeds the length of the assignment.  WBA will not cover costs associated with breaking a lease upon repatriation if assignment and lease validity do not align.

Educational Assistance Allowance

If you have authorized accompanying dependents, assistance with dependent schooling may be provided for any dependents who are of the age to attend preschool through grade 12 or the end of normal secondary education, based on the home country educational system.

Primary and Secondary Education

The definition of primary and secondary education is based on that of your home country.  In the event your children have not yet completed secondary education (normally by age 18), you will be reimbursed on an annual basis for each year you are on assignment for the following educational expenses:

•	Tuition, registration, and applications fees*
•	Required textbooks

*Tuition, registration ,and application fees are defined as any required expense that results from requirements to complete secondary education.  Examples of acceptable reimbursable expenses are:  semester/term tuition and registration fees, mandatory off‑campus classroom work, field trips, language trips, extra-curricular activities, sports, etc.  A separate reimbursement allowance of $2,500US will be provided to cover expenses outside of Tuition, registration and application frees.

Educational reimbursements or allowances will be grossed‑up to account for the additional tax liability.

Tertiary Education

Tertiary education is defined as any education undertaken after the end of secondary education (see section entitled "Primary and Secondary Education").  Costs for tertiary education (such as university) will not be reimbursed.

Spousal/Partner Career Assistance

WBA recognizes that accompanying spouses/partners on assignment undergo significant disruption to their personal lives and careers.  Therefore, WBA provides financial assistance to spouses/partners to further personal development, seek employment, or secure work permits in the host country.  The spouse/partner will be reimbursed up to $5,000 USD to be submitted on an expense report with related receipts in the host location.

This benefit will be grossed-up to cover the additional tax liability.

Effect on Other Compensation and Benefits Plans

Relocation reimbursements, allowances and other "additional income" paid to you will not be considered as earnings for determining compensation awards, benefits coverage, or deductions.

DESTINATION SERVICES

At WBA’s discretion, you will be provided destination services in the host location, to assist you with settling into the new environment and complying with local requirements.

This typically includes:

•	Home-finding assistance and lease negotiation;
•	Transportation advice;
•	Telecommunication and utility installation guidance;
•	Area orientation;
•	Assistance with opening bank accounts, obtaining driver's licenses, local government paperwork, etc.;
•	Health care and leisure activity guidance;
•	Move in and move out procedures, as required;
•	The relocation company support services are extended to include assistance for dependents (i.e., the selection of schools for accompanying children).

Health and Welfare Benefits

WBA will provide an International Health Benefit for you and your family while on assignment. The premiums paid for these services will be covered for you while on assignment. Prior to returning to your home country, you will be enrolled or permitted to enroll in any home country coverage.

Medical, Dental and Vision Insurance

You and your family (if covered by your medical plan and even if they are not accompanying the assignee) will have available medical, dental and vision coverage comparable to that in existence at the home country.   You may be required to complete an application for coverage for you and your dependents.   Benefit cards will be provided to you along with an orientation for International Health coverage will be provided prior to your relocation.

Employee Assistance Program ("EAP")

WBA maintains a Global Employee Assistance Program for assignees as part of the medical benefit which provides confidential professional assistance involving personal situations for you and your accompanying family members.

Moving internationally can be a stressful life experience, which impacts physical and emotional health and family life.  You are encouraged to use the Employee Assistance Program for counseling and assistance.  Please contact WBA Global Mobility for any country-specific EAP program information.

Additional Insurance

Obtaining various insurance (i.e., personal property, auto, and liability), obtaining credit and leasing an automobile (where appropriate) can be a challenge in a foreign location.  WBA pays when needed on your behalf for a membership in AIG International's programs for international assignees.  Benefits of the program can address concerns like those mentioned above, as well as emergency assistance programs, limited accidental death and evacuation insurance, and easy access to other types of insurance coverage.  Note that any insurance provision, unless specifically noted in the Letter of Agreement, this policy, or standard WBA benefits, should be assumed not to be provided.  It is up to you to investigate and determine what level and type of insurance is necessary.  Any insurance coverage not noted in this policy, the Letter of Agreement, or standard WBA benefits as paid by WBA will be paid at your own expense.

Banking Assistance

WBA has available to you at no cost an International banking solution for you through CitiBank. This benefit includes many advantageous perks such as no-cost exchange rates for transactions and no-fee cash withdrawals as well as unlimited wire transfers.  Reimbursement for any other banking services will not be permitted.

Leave and Time-Off Benefits

During the global assignment, your leave entitlements will generally be in accordance with WBA policy and practice in the home country.  Exceptions to this general rule are any leave entitlements stated in other sections of this policy, (settling-in-time, public holidays, home leave, and emergency leave).

Settling-in Time

You will be allowed an additional five days of paid time off to pack, unpack, and to attend personal business such as obtain a driver's permit, open a bank account, register with local police, register with the home country consulate, or other required formalities.

Working Schedule and Public Holidays

You are subject to all local rules regarding working hours and practices, as well as the local public and business holiday schedule of the host country business unit.

Home Leave

To allow you and your family the opportunity to remain connected to the home country, WBA strongly encourages you and your family to take home leave each year.  In addition, to facilitate repatriation, WBA encourages scheduling the home leave in conjunction with a trip to the home country business unit.  Home leave should not normally be taken within six months of the start and end of the assignment.

You and your accompanying family members are eligible for the choice of:

•	One (1) home leave trip per 12-month period to the home country (beginning on the first day of the assignment). The company will reimburse round-trip airfare, hotel and ground transportation for you and your accompanying family members for up to 14 days, per WBA travel policy, or
•	Reimbursement will only be made once travel has been arranged and the cost of the travel is consistent with travel to your home country home or similar, see below.

If the method of payment chosen is direct reimbursement and the location booked is different from the original home location and incurs a greater cost, the excess will be at the assignee's expense.  If the location is different and the cost is lower, the lower cost will be reimbursed by the company.  Careful consideration should be made to the choice of how the Home Leave Allowance will be paid out as well as where the final home leave destination is ultimately booked due to calculations of taxable income.

The company will not allow the carryover of any unused home leave trips.  You are expected to obtain pre-approval for your specific travel dates and visit the company and coordinate your travel with business trips.  Paid leave for each home leave trip will be deducted from your paid time off credits in your home country payroll.

Family Visitation

If you either support dependent children or have non-dependent children under the age of 18, who live away from the host country, WBA will pay for round-trip economy class airfare for them to visit the host location twice per assignment year.  If your spouse/partner does not accompany you to the host location, WBA will pay for round-trip economy class airfare for them to visit the host location twice per assignment year.

Emergency Leave

As a result of a serious illness or death of an immediate family member (see your home country compassionate leave/funeral policy for definition of "immediate family member"), provisions will be made for you and your accompanying family members, including biological children of either the assignee or born into a marriage that occurred during assignment, living at the host location to return to your home location.  If you are going to a location other than the home country, any travel expenses that exceed the cost of traveling to the home location are your responsibility.

You will be reimbursed for a round-trip business class airfare, up to five days of reasonable rental car expenses (excluding gas, oil, tolls, and parking) in accordance with WBA business travel policy, as well as transportation to and from the airport, airport taxes, and other direct route transportation costs.

WBA will support your family needs while dealing with this difficult situation. We will connect you and your family to a support mechanism in your local area.

Evacuation and Safety

In the event of an emergency evacuation due to war, civil strife, sabotage, or natural disasters, WBA will designate an evacuation site for you and accompanying family members, which will be arranged through the designated service coordinator.  You and your family members will be compensated for all transportation and living expenses while placed at the evacuation site.  Should safe return to the host country in a reasonable period be unlikely, WBA will arrange for return to the home country.

You should familiarize yourself with the emergency and evacuation plan for WBA at the host location, as well as with the general safety and security guidelines for the host location.  You also should check with your medical insurance carrier as there may be additional services provided as part of your benefits.

End of the Assignment

The assignment ends when you:

•	Repatriate to the home country to take up a new position with WBA;
•	Begin a new assignment with WBA;
•	Become a local hire at the host location or transfer permanently to a new location; or
•	End employment with WBA (e.g., resignation, termination, retirement, or death).

On the assignment end date, WBA generally discontinues all global assignment adjustments and benefits.  However, you may be eligible for some other benefits that will differ depending on which one of the scenarios above applies.

Repatriation Process

WBA is committed to providing assistance to you upon repatriation that will ensure a successful return to the home country.  In order to facilitate successful re-entry on a personal and professional level, WBA provides assistance with the move as well as with re-settling into the home country.

At the end of the assignment, you and authorized family members are typically eligible to return to the home country under certain provisions of the policy that were in effect on the assignment start date,  including certain items as outlined below.  All provisions will be approved by WBA in advance of the move.

Repayment Agreement

Included in the repayment agreement you signed at the beginning of your assignment is a repatriation section that states you will be required to repay any relocation expenses associated with the cost of repatriating back to the home country if you voluntarily terminated within 2 years of repatriation, including, but not limited to, allowances, costs, and reimbursements.

Repayment terms are in accordance with the same provisions outlined in the Expatriation Repayment Agreement section included in this policy.

Position Within WBA or one of its entities:  Post-Assignment

WBA seeks to provide to you a job that is compatible with your education, experience, and career objectives.  However, timing and availability of positions may require that you accept an interim job.  Every effort will be made to provide you with the most appropriate job.

Lease Termination

WBA will reimburse you for the unexpected costs to move out of your leased home in the host country in accordance with local norms.  This may include:  disconnection of utilities/telephone and automobile lease termination costs.

As WBA paid the security deposit upon securing your lease at the beginning of your assignment, you are required to return the full security deposit WBA paid on your behalf.  You will be responsible for the loss of any security deposit due to neglect or damage caused by you and your family.

Cultural Re-integration Assistance

To facilitate the process of moving back to your home country, WBA will provide a one-day program in efforts to prepare you and your accompanying family members for the differences that may be experienced in living, work, and school surroundings.  The program is designed to assist in setting realistic expectations about returning home and adapting to daily living in the home environment.

Return Shipment of Household Goods

The return shipment of household goods and personal effects follow the same shipment guidelines that were provided at the beginning of the assignment when traveling to the host location.  The maximum allowable weight of normal personal and household effects will be limited to the net weight originally shipped to the host country plus 10% for each year spent in the host location, subject to the container limits specified in the table under "Shipment of Household Goods."  Any additional costs to ship chosen goods home will be at your expense. The Relocation Allowance paid when repatriating is provided for this type of need.

Duty fees are not paid on normal, personal, and household effects that were originally shipped from the home country to the host country.  Any new items purchased at the host location, for example normal, personal, and household effects, liquor, jewelry, art objects, silverware, etc., may be subject to duty fees at the time of repatriation.  You will be responsible for those fees. The Miscellaneous Repatriation Allowance included in this policy is designed for additional expenses such as these.

Total insured value for normal, personal, and household effects will be determined by WBA, in conjunction with the assigned international moving company.  The insured value may change at the discretion of WBA.  Except for the normal insurance coverage provided by WBA, your household goods are moved at your own risk.  You should provide a detailed list of all of your household goods to your global assignment counselor to make sure that the appropriate insurance coverage can be provided.

In the event that you cannot accept delivery of your normal, personal, and household effects within the time and geographical limitations of the original insurance certificate, then you should contact your global assignment counselor immediately to arrange for an exception of the insurance policy.  WBA decision to pay for any additional costs as a result of this type of change will be determined based on your circumstances at the time of the request.

Furniture Allowance

If WBA provided you a furniture allowance in lieu of a surface shipment of household goods for you to either rent or purchase furniture in the host location upon expatriation, you must return rented furniture or sell/dispose of purchased furniture.  You may keep any proceeds you receive, if applicable.

WBA will not cover surface shipment costs back to the home country upon repatriation.

Return Travel Expenses

You and your accompanying family members will be reimbursed for costs associated with return travel to your home country in accordance with WBA business travel policy and guidelines provided for the trip to the host country at the beginning of the assignment.

Spousal/Partner Career Assistance

WBA will provide financial assistance to spouses/partners to seek personal development or employment upon repatriation in the home country.  This allowance is the same as the Spousal/Partner Career Assistance allowance covered earlier in the amount of $5,000 USD and will be grossed‑up.

Rental Home Finding Assistance

If you return to your home country and your home is not available, WBA will provide professional home/rental finding assistance upon return to the home location.  Any customary rental finding fees will be covered.

You will be provided with costs associated with temporary living according to the same provisions outlined at the beginning of the assignment up to 30 days.

Medical Examinations

For long-term assignments, it is recommended that you have a medical examination within one month of returning to the home location. You will be expected to pay for these expenses directly, offset by the Repatriation Relocation Expenses Allowance for which you are eligible.

Relocation Expenses Allowance

WBA will pay a Relocation Allowance to cover incidental expenses related to the return move not reimbursable under other provisions of the policy.  The repatriation allowance is a lump-sum payment of $10,000 USD and will be grossed up.

If you should voluntarily resign from WBA or are terminated for a criminal or dishonest act or violation of WBA guidelines within 24 months of repatriation, repayment of expenses paid on your behalf is required according to the terms of the Repayment Agreement.

Sequential Assignments

If you are sent on a sequential temporary assignment, under the terms of this policy or other international assignment policies, you are subject to the terms and conditions relating to the new assignment, based on the relevant policy in place at that time.  All benefits related to the current assignment cease.  The terms and conditions granted for the new assignment are to be derived from the relevant policy.

Conversion to the Permanent International Transfer Policy

If such a change in status is approved, you will be placed on the local payroll and receive local compensation and benefits.

Termination

You will be required to repay the following expenses paid on your behalf should you voluntarily resign from WBA or are terminated for a criminal or dishonest act or violation of WBA policy:

•	Gross‑up assistance
•	Tax assistance

You will not be required to repay the following adjustments associated with cost differentials in the host country v. home country:

•	Housing
•	Goods and services
•	Vehicle
•	Cost of living

Involuntary Termination

In the event that you are involuntarily terminated (for cause or otherwise), the only benefits you will be eligible for are as follows:

•	Most economical economy class airfare (in accordance with WBA business travel policy) to the original home country location only for you and any accompanying dependents; and
•	Shipment of household goods to the original home country location as described in this policy.

No other benefits will be provided.  Host housing lease cancellation, airfare and shipment of household goods may not be required to be repaid as part of Repayment Agreement.

To be eligible for the transportation and shipping benefits, they must occur within a period of 30 days after the effective date of termination.  Should you not choose to exercise the option of transportation and moving expense outlined above, no substitute payment will be made nor extensions authorized.

Any separation pay will be issued in accordance with the then-current home country policy.  The company reserves the right to pay severance in the most effective manner, either in the host country or upon your return to the home country.

Voluntary Termination

If you terminate employment voluntarily while on a global assignment, you are expected to give a minimum notice of 30 days.  The only benefits you will be eligible for are as follows:

•	Most economical airfare (in accordance with WBA business travel policy) to the original home country location only for you and any accompanying dependents; and
•	Shipment of household goods to the original home country location as described in this policy.

No other benefits will be provided.  Airfare and shipment of household goods will not be required to be repaid as part of Repayment Agreement.

Please note that your visa status is immediately affected upon termination of your employment with WBA.  Therefore, you should contact your local National Consulate Office in order to discuss your status within 30 days of your effective termination date.

You will still be responsible for home and host tax responsibilities through your separation date.

Retirement

If you retire at the end of the assignment, you will be eligible for the remaining benefits as outlined in the Letter of Agreement.   However, if you do not wish to return to your home country upon retirement, WBA, at its discretion, may provide the same benefits to relocate you and accompanying family to your destination of choice up to the equivalent cost of repatriation excluding tax equalization.

Any retirement pay will be issued in accordance with the then-current home country policy.  Any retirement pay will be disbursed upon your return to the home country.

Death on Assignment

If you die while on assignment, the accompanying spouse and family will be entitled to all the benefits they would have received if you had repatriated to the home country and, at WBA’s discretion, any other assistance that is deemed appropriate.

Automobiles

WBA provides you with protection for the disposal of up to two personal automobiles at the host location, and will assist you with the acquisition of replacement vehicles at the home country upon repatriation, in the same manner as described in the Costs of Moving to Host Location section of this policy.

Tax Consequences of Remaining in the Host Country

Should you decide to remain in the host country upon retirement or separation, you should consult with your international tax consultant to review the tax consequences.  WBA will determine how your tax obligation will be managed upon separation or retirement.

Appendix A – Terminology

Base Salary
Your standard monthly salary (excluding adjusted compensation, bonuses, deferred compensation, adjustments, reimbursement, etc.) as determined by established salary administration policies in the home country.

Compensation Balance Sheet
An international compensation tool used to initiate payroll changes between the home/host countries and document base salary adjustments and deductions.  The balance sheet is also used to determine the distribution of your compensation between the home/host countries.

Dependents
Dependents are defined as the members of your immediate family sharing the residence with you in a bona fide dependency status; e.g., legal spouse, children, or other relatives whose status qualifies as dependency under tax/legal statutes in the home country and WBA.  A legal spouse is one who has legal spouse recognition/rights from your home-country government.  This does not include common-law marriage unless the home country recognizes it (usually with a certificate) as a legal marriage. Domestic Partners are included in this policy as a dependent as long as the host country laws are not in conflict.

Destination Services
Provider hired by Brookfield, our service provider, in host country to assist you and your family with home finding, schools, and other desires to ensure settling in to a productive and successful assignment in host country using skill, legitimacy, and resources.

EAP	"Employee Assistance Program." Telephonic and face-to-face counseling and referrals, as well as unlimited web-based resources for mental health and work life issues.
Expatriation	The process of taking up residence in a foreign country.
Family Size on Assignment	A number that includes you and your accompanying dependents. Assignment adjustments and reimbursements are based on the family size while on assignment.
Gross‑Up	Relocation expenses that are added to your earnings as taxable income to you. WBA will make a "Tax Gross‑Up" payment on your behalf to cover some of the additional taxes that are due.
Home Country	The country where your employment and payroll resides, where applicable.
Host Country	The country where the international assignment is located.
Housing Norm	Hypothetical calculation made up of housing expenses that help define the difference in accommodation costs between the home and host countries.
Hypothetical Tax
A negative compensation item (deduction), which is your contribution to the overall tax liability (the balance of which is paid by WBA).  It is based on the tax (and social security) liability that you would have paid if the assignment did not take place.

International Assignee	You, the team member who, at the request of WBA, undertakes an assignment outside of the home country with the intention of returning.
International Assignment Checklist	Brookfield or locally used service -provided list for use in preparation for a successful assignment in the host country.

Letter of Agreement/ Letter of Assignment
Statement of the terms and conditions that are to apply for the duration of the assignment.  The letter is an amendment to your current terms and conditions (company offer letter) but is not either an explicit or implied contract of employment.  Sometimes referred to as an "Assignment Letter" or a "Terms and Conditions Letter."

Mentor
A WBA -assigned peer who guides your professional development by sharing expertise, values, skills, personal experiences, job knowledge, and friendship.  Point of contact for information about the office, office procedures, and be a source of support, advice, and encouragement.

Primary Residence
The location in which you reside full-time prior to the assignment.  Must be occupied by you and your family, or was being purchased, in the home location prior to the assignment.  Must be within normal commuting distance from the home office location and is a year-round home (i.e., not a vacation property).

Property Management
A third party vendor hired by WBA to manage your property in the home country while on assignment in the host country.  Services include, but are not limited to, leasing and tenant relations, financial management, and field services.

Relocation	The physical movement of both you and your accompanying family and their household goods from the home country to the host country.
Repatriation	You and your family return to the home country.
Repayment Agreement
A Repayment Agreement that specifies repayment of specific relocation expenses should your employment status with WBA change while on assignment must be signed by you before your assignment can be initiated or any relocation allowances paid.

Tax Assistance
Approach through which your combined home/host country tax liability on WBA income is no greater than the normal home country tax liability you would have incurred on that same income.  WBA will pay the difference, if any.

Tertiary Education	Secondary education, following high school (i.e., college, tech school, graduation programs, etc.)
Totalization Agreement
An agreement between the home and host countries that allows you to pay social security in only one of the countries, not both.  If the home and host countries have this agreement in place, then the social security payments will be maintained in the home country.

Appendix B - Shipment and Storage* Exclusions

If you wish to ship and/or store any of the items listed in the sections below, all related charges and expenses (including insurance) would be your responsibility.   WBA will not accept any loss or damage claims for these items.  In addition, you may not be allowed to ship or store such items due to relevant legislation and procedures:

Shipping Exclusions (This list is only a guideline and WBA reserves the right to exclude other items from time to time)

•	All flammable items such as paints, varnishes, aerosol cans, combustible liquids, corrosives, and explosives;
•	Liquid propane tanks and scuba tanks;
•	Ammunition, firearms, and fireworks;
•	Illegal substances;
•	Pornographic material;
•	Automobiles, motorcycles, recreational vehicles, airplanes and gliders, boats, boat kits, inboard marine engines, outboard motors, and related automotive equipment;
•	Riding mowers and tractors;
•	Food stuff, other perishable items;
•	Drinking alcohol;
•	Animals not allowed into host country (per host country regulations);
•	Plants, shrubs, and trees;
•	Bulky/heavy low value to weight ratio items such as cordwood, brick, sand, lumber and other building materials, and utility sheds;
•	Bulky/heavy wood working shop equipment or other hobby equipment of similar nature;
•	Swing sets, climbing gyms, and playhouses;
•	Satellite television/radio receiving discs/dishes and related equipment;
•	Hot tubs, spas, whirlpool baths, and saunas;
•	Major household appliances (e.g., refrigerators, freezers, stoves, washers, and dryers) except for overland moves within a continent. WBA assumes company-paid storage;
•	Antiques, collector's items, pianos, valuable works of art, jewelry, and other items of high value;
•	Any item intended for resale or private business use; and
•	Personal and household effects, furniture, or other articles, not for the assignee's (or family's) own use.

*Storage Exclusions – While WBA does not cover storage of household goods, please refer to the following exclusions as a guideline if you elect to temporarily store your belongings: (This list is only a guideline and WBA reserves the right to exclude other items from time to time)

•	All flammable items such as paints, varnishes, aerosol cans, combustible liquids, corrosives, and explosives;
•	Liquid propane tanks and scuba tanks;
•	Ammunition, firearms, and fireworks;
•	Illegal substances;
•	Automobiles, motorcycles, recreational vehicles, airplanes and gliders, boats, boat kits, inboard marine engines, outboard motors, and related automotive equipment;
•	Riding mowers and tractors;
•	Food stuff;
•	Antiques, collector's items, pianos, valuable works of art, jewelry, and other items of high value; and
•	Any items requiring special storage services.

DISCLAIMER:  This list may not include all host-country-specific exclusions.  Brookfield and the designated provider can review all exclusions in detail upon request. It is the responsibility of the assignee to understand the exclusions and insure that they are followed. Any fines that result from not following the exclusions and packing requirements are the responsibility of the assignee.